Exhibit 10.31

BWAY Corporation

8607 Roberts Drive, Suite 250

Atlanta, Georgia 30350-2230

Attention: Jean-Pierre Ergas

February 7, 2003

Kelso & Company, L.P.

320 Park Avenue

New York, New York 10022

Ladies and Gentlemen:

BWAY Corporation (the “Company”) hereby agrees to retain you, Kelso & Company, L.P. (“Kelso”), and any of your affiliates or designees (collectively, the “Kelso Group”), to provide consulting and advisory services to the Company commencing on the date hereof for a term ending on the date on which Kelso and its affiliates cease to own any shares of common stock of the Company. Such services may include (i) assisting in the raising of additional debt and equity capital from time to time for the Company, if deemed advisable by the Board of Directors of the Company, (ii) assisting the Company in its long-term strategic planning generally and (iii) providing such other consulting and advisory services as the Company may reasonably request.

In consideration of the Kelso Group’s providing the foregoing services, the Company will pay Kelso an annual advisory fee of $495,000, payable semi-annually in advance on January 1 and July 1 (or the first business day following each such date), provided that the first payment will be due on the date hereof and shall be in an amount pro-rated for the period from the date hereof to June 30, 2003. If the Kelso Group invests additional equity in the Company or any of its affiliates on one or more occasions after the date hereof, then, in each such case, the Company and Kelso will negotiate in good faith to effect a mutually acceptable increase to such advisory fee. The Company shall reimburse Kelso promptly for the Kelso Group’s out-of-pocket costs and expenses incurred in connection with the investment by the Kelso Group in the Company (the “Acquisition”), the monitoring by Kelso of the Acquisition and the performance of Kelso’s duties hereunder.

The Company will indemnify the Kelso Group, and their respective officers, directors, partners, employees, agents and control persons (as such term is used in the Securities Act of 1933, as amended, and the rules and regulations thereunder) to the full extent lawful against any and all claims, losses and expenses as incurred (including all reasonable fees and disbursements of any such indemnitee’s counsel and other out-of-pocket expenses incurred in connection with the investigation of and preparation for any such pending or threatened claims and any litigation or other proceedings arising therefrom) arising in connection with the Acquisition or such indemnitee’s investment in the Acquisition or out of any services rendered by Kelso hereunder or any such indemnitee being a controlling person of the Company or any of its subsidiaries, provided, however, there shall be excluded from such indemnification any such claim, loss or expense to the extent that it is based upon any action or failure to act by such indemnitee that is found in a final judicial determination to constitute gross negligence or intentional misconduct on such indemnitee’s part. The Company will advance costs and expenses, including attorney’s fees, incurred by any such indemnitee in defending any such claim in advance of the final disposition of such claim upon receipt of an undertaking by or on behalf of such indemnitee to repay amounts so advanced if it shall ultimately be determined that such indemnitee is not entitled to be indemnified by the Company pursuant to this Agreement.

The Company’s obligations set forth in this Agreement shall survive the termination of Kelso’s services pursuant to the first paragraph of this Agreement.

This Agreement may not be amended or revised except by a writing signed by the parties.

This Agreement shall be governed by the laws of the State of New York.

If you are in agreement with the foregoing, kindly so indicate by signing a counterpart of this letter, whereupon it will become a binding agreement between us.

Very truly yours,

BWAY CORPORATION

By:	/s/ Kevin C. Kern
Name:	Kevin C. Kern
Title:	Chief Financial Officer

Agreed and accepted:

KELSO & COMPANY, L.P.

By:	Kelso & Companies, Inc.,
its general partner

By:	/s/ James J. Connors II
Name:	James J. Connors II
Title:	Vice President, General Counsel and Secretary